Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

UTSI - Q3 2008 UTStarcom Earnings Conference Call

Event Date/Time: Nov. 06. 2008 / 5:00PM ET

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Barry Hutton

UTStarcom Incorporated - Senior Director of IR

Peter Blackmore

UTStarcom Incorporated - CEO and President

Viraj Patel

UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

CONFERENCE CALL PARTICIPANTS

Paul Wehner

DLS Capital Management - Analyst

Andrew Rosenberg

Footprints Asset Management - Analyst

Rob Galtman

Jefferies & Co. - Analyst

PRESENTATION

Operator

Good afternoon. My name is Phyllis, and I will be your conference operator today. At this time, I would like to welcome everyone to the UTStarcom Q3 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

Mr. Hutton, you may begin your conference.

Barry Hutton  - UTStarcom Incorporated - Senior Director of IR

Thank you and good afternoon, everyone. This is Barry Hutton. I’m the — UTStarcom’s Senior Director of Investor Relations. Again, I want to apologize for the delay in starting the call this afternoon. There were some delays in getting our filings across the news wires, which did happen at 5:00 Eastern time. We wanted to give you a little bit of time to review those results before the call.

With me today, I have Peter Blackmore, our Chief Executive Officer, and he will provide an update on our Company, including highlights relative to certain key business units. Viraj Patel is our interim Chief Financial Officer, and he will give the segment details of our Q3 financial results and fourth quarter guidance. And then finally, before opening the call for questions, Peter will close with some brief comments about 2009.

Before the call begins formally, I’d like to remind everyone that some of the information we will discuss today constitutes forward-looking statements. Actual results could differ materially from our current expectations. To understand the risks that could cause results to differ, please refer to the Risk Factors identified in our latest annual report on Form 10-K, our quarterly reports on Form 10-Q, and current reports on Form 8-K, which are filed with the Securities and Exchange Commission.

In addition, today’s call will include certain pro forma non-GAAP financial results, the most directly comparable GAAP information, and the reconciliation between the pro forma non-GAAP and GAAP figures is attached to the earnings release issued today. The reconciliation is also available on our website in the Investor Relations section.

And now I’d like to turn the call over to Peter.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Good afternoon, everybody. And thank you for joining our call. This afternoon, we issued our third quarter financial results, which included revenues of $181 million, which did meet our guidance. Our gross margins of 32% and operating expenses of $92 million were both favorable to our guidance. Our operating expenses declined by $24 million year-over-year, reflecting the actions in recent months, and we reduced our quarter three operating loss to $35 million.

In addition, I’d like to highlight that as of September 30, we had a net cash position of $331 million. This is $150 million increase in net cash compared to December 31 of last year, and clearly the stronger balance sheet will be an advantage during the current uncertainty in the financial markets.

I now would like to look briefly at our corporate strategy and business unit detail. As you know, we are in very volatile economic times. In this environment, it is very important that our management team remains focused on executing the Company’s strategic plan.

During the third quarter, we hit some very important milestones along the way and we expect to achieve more of these in quarter four in early 2009. In order to emphasize our competitive position, I want to highlight our strategic priorities, which tie directly to our business model and long-term prospects.

Our strategic priority has been to streamline the Company and create an increased focus on the IP-based products and services, which specifically include IPTV, next generation networks, and the IP broadband offerings. During the third quarter, we rationalized some of our non-core assets. On July 1, we sold our Personal Communications division in a deal that effectively ended the Company’s activities as an equipment distributor.

And then on July 31st, we completed the announced divestiture of the IP CDMA portion of our mobile solutions business unit. There is additional rationalization to complete, and rest assured that we shall continue to take action to remove any intellectual property that will not deliver value in the near-term, at the same time we will further reduce our cost base.

Our second strategic priority is growing our leadership position in the rapidly developing economies across Asia, Latin America and parts of Eastern Europe. We have particularly strong presence in China and India, and these regions tend to have a strong drive for new technologies and want to build out their telecom networks as a national focal point of their government.

We have not yet seen significant reduction in the CapEx budgets for new technology in the major Tier 1 carriers in these two countries. Like everyone else, we are watching this closely, but clearly, we are better positioned in our choice of target geographies than many companies.

In China, we continue to be the market leader in IPTV, and very importantly, we have made our first entrance into China’s cable market, and I will discuss that more when I highlight our multimedia communication activities.

China’s industry restructuring has shifted responsibilities among the carriers, and UTStarcom has benefited by getting new business for PDSN, which I’ll also refer to later. Our third strategic priority is maintaining strong carrier relationships, through which we deliver products in our key markets.

Especially in times of economic uncertainty, carriers want to work with partners they known and trust. Part of our sales strategy is to cross-sell and upsell services to our current customer base. The trust that our customers have in UTStarcom is evidenced at the multiple contract expansions and products we sell recently from current customers such as China Telecom, BSNL and Brazil Telecom.

Our fourth priority is to maintain a strong balance sheet. Considering where we started in 2008, I’m particularly pleased with our September position. In March, we fully repaid the $290 million in convertible notes and interest, and during the third quarter, we repaid all of our short-term debt. In the light of the rapid deterioration in the financial markets, our ability to complete the PCD divestiture in July has clearly been advantageous.

And as I said, I’m pleased to say that as of September 30, our balance sheet had $331 million in cash and short-term investments against zero debt.

Now let’s look at the business units in a little more detail, starting with the multimedia communications business unit. This business unit continues to perform well. The Olympics were a clear test of our IPTV systems, technological scope and capacity, and our success in this test is indicated by letters of acknowledgment from China Netcom, China Unicom, and BestTV.

As of September 30, our global IPTV system had 1.1 million subscribers. This represents a 15% growth since June 30 and since the beginning of the year, 57% growth.

In the IPTV area, we have three meaningful achievements. First, we’ve had another example of moving from initial pilot to deployment in a major province in China, as we have already done with Shanghai. We won an important expansion contract with China Telecom in the Fujian Province, which further illustrates our ability to obtain repeat business from the existing client base.

Second, we have a breakthrough in the cable market in China with a new contract in a key province. This is important, as of December 2007, the China cable market served approximately 160 million households. So, our ability to enter this market presents a strategic advantage relative to future opportunities.

Thirdly, we continue to leverage existing R&D and IPTV into related areas. In October, we announced our second contract for an IP advertising system. This was with Best Tone, a subsidiary of China Telecom. This IPTV advertising systems use our existing R&D investments and the IPTV capabilities to expand the customer relationships and obtain new revenue streams.

This year, the project will create a video information network with 3,500 terminals in office buildings, supermarkets, and schools across the Hunan Province. By the end of the project, we expect to support over 10,000 terminals in this region.

Similar to IPTV, the multimedia segment has also had success in the area of next generation networks, both in new contracts and deployments. A year ago, Brazil Telecom launched its IPTV services with us. In September, we expanded the relationship by using our NGN solution to power their fixed mobile convergence network.

As customers move from fixed line to wireless devices, our technology helps Brazil Telecom retain more callers on its network. And as a result, NGN enables Brazil Telecom to have better customer retention and revenue opportunities. We believe our growing reputation in Latin America will lead to more opportunities in this region.

And finally, in the PDSN area, we are excited that we have won the largest share of the PDSN market in China at 40%.

In India, moving to the broadband business unit, BSNL has formally awarded us a contract for its Phase II, Multiplay project, which we did allude to in the last earnings call. Our third quarter bookings include approximately $70 million for this contract, which covers many of our products including DSLAM, MSAN, RPR and CPE. In the fourth quarter, we expect to receive additional purchase orders on this contract valued at between $5 million to $10 million.

As we have discussed before, certain aspects of the Phase I contract caused us to incur some financial charges at the time. I want to make it clear that we have learned some lessons that will help us to better manage Phase II, and I’d like to point a few of these aspects out.

We have a better pricing structure, including an improved mix of products, which we expect to lead to high gross margins. We are proactively taking efforts to mitigate shipping costs. We started building the equipment earlier in the process. This gave us the extra time to ship equipment by sea instead of by air, thereby reducing these costs substantially.

And on Phase II, we have much stronger project management. During Phase I, we learned to better anticipate project time lines and requirements in what is a very complex roll-out. And in planning the execution of this contract, we have structured the contract milestones accordingly for Phase II.

I am also pleased to see recent broadband success in the Middle East region, which we are working to develop. Last quarter, we won two contracts in the Middle East, and these were a Tier 1 carrier in Israel named Bezeq. They awarded us an initial MSAN order, and we had competition from Alcatel Lucent, ECI and Teledata, as we won that contract. And in addition, Yemen Telecom also gave us an order for MSAN. And in this case, we beat Huawei and Alcatel Lucent. Both of these represent new customers to UTStarcom.

Let me briefly comment on handsets. Following the July divestiture of PCD, our handset segment now includes two businesses. First, we continue to provide PAS terminals to China. As we’ve stated before, the PAS handsets business is declining, as the industry looks towards 3G networks. We are launching a number of CDMA handsets for 2009 in China.

And the second business follows our divestiture of PCD. And the third quarter of 2008 was the first time period in which our Korean handsets unit, who design and build these units, recalled these third party sales. Viraj will discuss how this different business model impacts revenue margins at OpEx levels.

I’d now like to move to some important new executive hires. As you know, Viraj Patel has been appointed our interim CFO, after serving as our Controller and Chief Accounting Officer since 2005, and he also has previous CFO experience. Craig Samuel joined us as the Senior Vice President of Business Strategy and Innovation. And in this new role, Craig will manage the effort to develop emerging product opportunities, maximize our intellectual property portfolio, and oversee further rationalization of the Company.

Our new Senior Vice President of International Sales and Marketing will formally join us on Monday, November 10. Luis Dominguez has extensive experience in Latin America and Asia, and is well-established with a range of telecommunication customers. He joins us from Unisys, where he is the General Manager of Worldwide Regional Sales and Operations, and has a very strong background in telecommunications as well.

We are also strengthening our sales and marketing efforts in China, where we have hired a Senior Sales Executive to complement Robert Wu’s ongoing leadership role as a COO of China. So there it is, we are strengthening our sales and go-to-market activities.

And lastly, we hired a new Senior Vice President of Supply Chain last month. HT Goh joined us from the Venture Corporation where he served as the Director of the Global Supply Chain. HT will be based in our Hangzhou, China office, and I’ve every confidence he will drive further efficiencies in our global supply chain.

Now I’d like to turn the call over to Viraj to discuss third quarter results and our fourth quarter guidance.

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

Thanks, Peter. Good afternoon. As you know, this is the first quarter for which we are reporting results without PCD. In order to make the year-over-year comparisons relevant, I will refer to certain non-GAAP results, which have been adjusted to reflect 2000 results, as if PCD were a separate entity at that time.

As Barry mentioned earlier, we have prepared a non-GAAP reconciliation covering each of those metrics for each of the quarters for 2007 through the current quarter. Those tables are attached to the earnings release issued earlier this afternoon and is also on our website.

In the third quarter, we had revenues of $181 million compared to non-GAAP revenues of $248 million a year ago. This result is impacted by areas in which we had previously expected declines, mainly PAS infrastructure and PAS handsets.

We did see revenue growth in our IPTV solutions and NGN solutions in this quarter compared to the quarter earlier year. Gross margins in the period were 32%, were much stronger than the non-GAAP gross margin of 16% recorded last year. The strong margin results in Q3 were driven by increased sales of high margin NGN product and certain other one-time activities, such as supplier rebates and reduction in our third party commissions. In contrast, the 2007 results were negatively impacted by certain one-time charges, including some planned exit of non-core products.

Regarding operating expenses, our efforts to reduce the expense levels was successful in the third quarter, as OpEx came at $92 million, including a $3.5 million net gain from a divestiture. So our OpEx run rate is $96 million for quarter three.

More importantly, the third quarter results reflect the ongoing operational improvements as well as reduction expenses related to certain legacy issues that we expect to benefit from going forward. The third quarter 2008 OpEx levels represent a reduction of $17 million compared to Q2; a $24 million reduction compared to 3Q of last year.

This results in a third quarter operating loss of $35 million compared to $51.5 million a year ago. Below the operating loss line, we did recognize an unrealized loss of $11 million from currency devaluations, and a $4 million in write-off related to our long-term investments. These items are recorded in the other expense line. Our net interest income is $1.7 million, reflecting a higher cash balance following the divestiture of PCD and lower interest expense, as we had repaid all our debt during the year.

We incurred a tax expense of $7.8 million [Editor’s note: the dollar amount has been corrected] for the quarter. Net-net our net loss was about $56 million or $0.45 loss per share in this period compared to $55 million last year or $0.46 loss per share from a year ago period.

Before I discuss the segmented results, I will highlight our cash usage and our cash position. For the nine months ending September, we have used $32 million of cash flow from operations. This year-to-date usage reflects our operating losses offset by strong working capital management earlier in the year. In addition, the investing section of our cash flow reflects roughly $275 million in proceeds from divesting PCD and sale of certain short-term investments during the year.

As a result, our September 30 net cash position is $331 million, reflecting the fact that we have repaid all our debt during the year. As Peter mentioned, this reflects about $150 million improvement in our net cash as compared to December 31.

With that context of the consolidated Company, I will give you some information on the segment information. As you know, our Company provides a range of products and services to customers globally. In late 2007, we reorganized our Company and certain business units to better align the corporate structure with our strategy.

At this point, I will give you some color regarding the results and drivers for our major business segments.

Our multimedia communications business unit manages our activities related to IPTV solutions, next generation networks, and PAS infrastructure products. Revenues in quarter three were $58 million compared to $58 million a year ago. As expected, we did see the continued decline in our PAS infrastructure revenues, as China continues to move toward a 3G system. The PAS year-over-year decline was about 25% [Editor’s note: the percentage has been corrected]. However, we did see growth in our IPTV systems and NGN products, which partially offset the PAS reductions in the quarter.

The multimedia communications business unit gross margins were 53% compared to 29% last year. This margin improvement is largely due to sale of our high margin NGN products and a $4 million reduction in accrued third party commissions. Comparatively, the margins in the PAS infrastructure were better this quarter — they were better this quarter compared to 2007, although the sales for PAS had declined.

Our broadband business unit, which is responsible for both software and hardware products that provide access to high-speed and cost-effective data, voice and media communications. The lead products in this segment include MSAN, GEPON and MSTP. In the third quarter, broadband revenue were $31 million versus $41 million in Q3 of last year.

As noted in our last conference call, the year over decline in this segment is primarily in the CPE product line. Last year, CPE sales were driven by an ADSL expansion by Softbank in Japan. As you know, our large contracts with BSNL cover multiple years of implementation. And these significant amount of revenues will be recognized upon completion of the work.

Gross margins in the third quarter were 10%. In the year ago period, the gross margins were negative 12%, which reflected inventory and contract reserves that were taken against the infrastructure project in India.

I’ll now move on to the handset segment. As Peter stated, you should think of our handset business as two operations — historically, the segment revenues from selling PAS handsets in China. The revenues from this operation have declined in recent years, as the industry moved towards new technologies. The PAS revenue decline was approximately 40% year-over-year, in line with our previous communicated expectations.

The second part of the segment involves our Korea operations, which continues to sell as a supplier to the divested PCD business in North America, for the first time in the quarter totaling $35 million in Q3 of this year. Combining these two operations generated Q3 revenue of $72 million versus $59 million last year. The gross margins for the segment were 21% for this year versus 29% last year. The low margins reflect the shift of the product mix from PAS-only to PAS and handset mix in the most recent period.

Our book-to-bill ratio for this quarter is 1.2, which includes a very large order for BSNL Phase II, as Peter had mentioned earlier.

I’ll move on to the balance sheet items. Before I point out a few of the key balance sheet items, I’d like to remind you that these metrics are not easily comparable to prior periods. Clearly, the PCD divestiture removed a significant amount of our working capital items from the balance sheet in Q3.

Our September 30 cash equivalents and short-term investments stood at $331 million, which includes the cash portion in our PCD divestiture. And this amount represents our net cash because during the period, we repaid the last of our outstanding debt. The September 30 balance reflects $150 million improvement in net cash as compared to the beginning of the year.

Our quarter net accounts and notes receivable were $167 million, giving us the day sales outstanding of 76, which is approximately equal to what we had at Q2.

Cash flow from operations. In the nine months ended September 30, we used $32 million in cash flow from operations. This year, operational cash flow usage has been primarily driven by three main factors.

First, we have a recorded loss of $69 million through year-to-date, which obviously affects the — has a negative implication on our cash flows. The second major factor is a significant purchase of equipment we have made for the Phase II contract in India. Recall that this is the infrastructure contract, which is in one of our key markets that is strategically important contract for us.

And finally, you recall that during the first half of 2008, we generated $60 million cash from operations though some strong working capital management actions primarily related to our PCD operations.

Despite the net usage of $32 million year-to-date cash flow from operations, our net cash position as of September 30 was $331 million, which was about a $150 million increase in net cash compared to the beginning of the year. This was, of course, primarily driven by the sale of PCD in Q3, the proceeds of which are reflected in the cash flow from investing activity in our cash flow statement that is attached to the release.

I will now turn over to fourth quarter guidance. Before I make some comments on the fourth quarter guidance, I want to acknowledge that the economic uncertainty that we are operating in today and the potential it could impact our business.

As Peter stated, roughly 70% of our business is based in China and India — two countries that are still projected to have economic growth in 2009. To date, we have not seen the Tier 1 carriers in these countries make cuts to their CapEx plans.

With that in context, here is our expectations for Q4. Total revenues should be in the range of approximately $215 million to $235 million. Gross margins should be in the low to mid-20s range, which reflects the anticipated shift in the product mix, which will include more handsets.

The operating expenses are likely to be approximately $95 million with an ongoing emphasis on cost containment and reductions. During the fourth quarter, we do plan to initiate certain actions, which will lead to meaningful OpEx reductions in early 2009. We expect our Q4 cash flow from operation usage will be approximately $35 million to $45 million, which will bring our full year estimate of usage to roughly $75 million, which is better than our original initial anticipation of cash usage in the earlier call.

I know that many of you have asked us about our use of cash plans for 2009. This quarter, as always, management and the Board carefully evaluated all uses of cash including a potential share repurchase. After careful consideration of many factors, including the current economic environment, we have decided not to do a stock buyback. We believe the Company is best served by maintaining a strong cash position. This allows us to maintain the flexibility while we continue to invest for the organic growth.

At this point, I’d like to turn over the call back to Peter for closing remarks before we take your Q&A.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Thanks, Viraj. Before I open the call for Q&A, I wanted to acknowledge that I did previously commit to providing you with further information on our 2009 business model.

In the last three months, we have done extensive analysis of the bookings outlook for 2009 across all regions. Apparently, we continue to see bookings growth in the developing countries despite the challenges in the global economy. As we have said, 70% of our business is in China and India. And if we add in the other developing economies we market in, in Asia and Latin America, the consolidated number is 85%. China and India continue to have a positive GDP estimates for 2009, and as a result, we are better positioned than many companies.

We remain confident in our strategy, which focuses on IPTV, NGN Softswitch, and IP broadband in these target markets. Based on this, we continue to see positive growth in bookings in 2009 and currently, we estimate these at 10% plus. We shall continue to review this. We are also assessing revenue growth. Historically, it’s been easy for us to forecast bookings versus revenue and obviously, we want to get both right.

Our quarterly run rate on operating expenses has improved a lot in 2008 with the actions we have taken, but clearly, we need a further significant reduction in 2009. To that end, we are developing specific initiatives, which will reduce our 2009 operating run rate by 15% to 20%. We shall have a call on these details later in the quarter, so that you can model 2009 better.

And now I’d like to ask the Operator to open the call for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Paul Wehner, DLS Capital.

Paul Wehner  - DLS Capital Management - Analyst

You talked a little bit about the Korean handset division. Is that - All in is that cash flow positive?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

The part in China is cash flow positive. The part in Korea that serves our PCD is not cash flow positive.

Paul Wehner  - DLS Capital Management - Analyst

Is there — I guess the question is how quickly can you make that cash flow positive? When do you have to make the decision whether you make that cash flow positive or get rid of it?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

We will be making a decision on the Korea TBU this quarter. It’s not made yet, but that is also one of the things we’d include in the call later this quarter, because clearly we have to make sure that business is positive in 2009.

Paul Wehner  - DLS Capital Management - Analyst

Will you be in a position to tell us how much of an impact that might have?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Now or later in the quarter?

Paul Wehner  - DLS Capital Management - Analyst

No, if you’re going to do it later in the quarter, will it be that much detail?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Yes, we will. We’ll absolutely give you the detail then, Paul.

Paul Wehner  - DLS Capital Management - Analyst

The $331 million in cash — does that include any of the — I believe it was $24 million that was held in escrow? Has any of that been released?

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

No, it doesn’t include any money in the escrow.

Paul Wehner  - DLS Capital Management - Analyst

And when are the terms and times for that last $24 million?

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

They’re basically — we basically like to break it in two pieces. One of them has to do with some certain closing conditions that we are in the process of finalizing with AIG. And the other $10 million gets removed a year from now after the sale of the business.

Paul Wehner  - DLS Capital Management - Analyst

So is it safe to say that that $14 million we might see by the end of the year?

Barry Hutton  - UTStarcom Incorporated - Senior Director of IR

Yes, I would say so.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Yes, potentially. It depends on the closing conditions.

Paul Wehner  - DLS Capital Management - Analyst

And then the $10 million some time in ‘09.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Correct.

Paul Wehner  - DLS Capital Management - Analyst

Now, that $14 million — I assume that the minus $35 million to $45 million you talked — that’s strictly cash flow from operations so if you got the $14 million back, that would be slightly better in terms of total cash burn?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Yes.

Paul Wehner  - DLS Capital Management - Analyst

Okay. All right. Thank you very much.

Operator

Andrew Rosenberg, Footprints Asset Management.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Thanks for taking my question. I have a quick question on the $70 million you recognize in the BSNL contract for the quarter. How much of that flows through into revenues for the fourth — is all of that going to come in revenues in the fourth quarter?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

No, no, that was just a booking. A lot of the equipment is in the process of being delivered this quarter and next quarter. But the revenue recognition for that is tied to milestones in the contract. So it will come late 2009, and 2010.

Andrew Rosenberg  - Footprints Asset Management - Analyst

So there’s none of that? Or just a small portion would be in the fourth I guess?

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

There is no — this is Viraj, Andrew — there is no revenue in the Q4 numbers.

Andrew Rosenberg  - Footprints Asset Management - Analyst

There’s nothing there? All right.

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

So, as I’d mentioned in part of my comments, these are multiple year implementations and these are large contracts, so the revenue recognition happens after the completion of the implementation cycles.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Understood. I guess, looking on that same contract, the margin profile I know you mentioned that it should be better, of course, from last year, but is it — will it be better than the 10% that you had this quarter for that one specific BSNL deal?

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

I would expect it to be in the single — the low teens — I mean single digits, actually.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Okay. And then Peter, you’d mentioned I guess the OpEx cuts 15% to 20%. How easy is that to do? Is there restrictions in China that prevent you from doing certain layoffs, certain cuts there or no?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Well, we didn’t specifically mention where they would come from. What I would do is in the call later in the quarter, we can be explicit where we get that from. We are very confident about the 15% to 20%, but obviously not ready to announce the details today. There aren’t any particular restrictions in China for reducing headcount. The markets we operate on, it’s fairly straightforward to manage that type of production if you need to do it, Andrew.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Okay. And then can I ask you — I know you mentioned the China cable being kind of a new market for you guys. How big is that in terms of revenue? Is it small? Is it —?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

The initial contract is less than $5 million, but it was very strategically important because we’ve broken into the cable market internationally with an order in Markwell, in Taiwan. We haven’t broken into the cable market in China. We’ve seen it has a lot of potential from talking to this particular customer and other customers. So that’s why we mentioned it.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Is there any more of those out there in the —?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

We are bidding on additional ones now, yes.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Okay. And then one final question, I guess just more of kind of a big picture on the competitive landscape. How rational is pricing right now with some of your competitors that you see? Is it —?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

It continues to be tough. So on these big contracts for broadband products, it continues to be very competitive. So we pick and choose which ones we go after. Despite competitive pricing on IPTV and NGN, we continue to have a very strong margin structure. And we haven’t yet seen that impacted despite the competition. It’s primarily there we are selling software. So software traditionally has a much better margin profile.

Andrew Rosenberg  - Footprints Asset Management - Analyst

Okay, thanks for taking my questions.

Operator

(Operator Instructions). Bill Choi, Jefferies & Co.

Barry Hutton  - UTStarcom Incorporated - Senior Director of IR

Hi, Bill. Good to hear from you. Bill, are you there?

Rob Galtman  - Jefferies & Co. - Analyst

Hi, Barry. This is Rob, actually, in for Bill. Just had a few quick questions for you. So, I noticed a couple of times that you mentioned that you haven’t really seen any kind of impact with everything that’s going on in the macro from the Tier 1 carriers, but anything from maybe the smaller guys, the Tier 2 and Tier 3 players? I guess specifically in India? Are you seeing any kind of slowdown there?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Not in India or China. There are other – that’s why I said, 70% of our business comes from India and China, and so far, we’re pleased to say we haven’t seen impact. So we’ll watch it very carefully but so far, that’s the position there, Rob.

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

Rob, this is Viraj. The other thing I’d like to say is most of our customers that are in India, they have very strong financial conditions. We haven’t seen any affected.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Really, it’s the big five telco’s there. It’s BSNL, MTNL, Tata, Bharti and Reliance — and they’re very strong.

Rob Galtman  - Jefferies & Co. - Analyst

Okay. And on the handset side of things, I know you broke this out, I think I missed it — did you say the CDMA sales in the quarter were $35 million?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

No, it was the — we broke it into the parts of China, which were still primarily PAS in the quarter. I just made the comment about CDMA because that’s PAS declines. The obvious question is, how do you replace those revenue streams? And we’re launching CDMA handsets. We’re launching two late quarter fall for revenues in 2009. And then we have additional handset — CDMA handsets in 2009, so we can build up our revenue stream to replace PAS. That was the comment.

Rob Galtman  - Jefferies & Co. - Analyst

Okay. Was the Korean-based business — was that the $35 million?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Oh, yes. Sorry, excuse me, I misunderstood. Yes, that is the $35 million. Yes, that’s correct.

Rob Galtman  - Jefferies & Co. - Analyst

Okay, got it. And how does that compare to last year?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

That’s lower than last year.

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

That’s lower than last year. If you look at our pro forma information, it’s all there, you can see it. Part of the reason being in the anticipation of the sale of the business units, PCD did buy a lot of inventory from us prior to the sale of the business.

Rob Galtman  - Jefferies & Co. - Analyst

Okay. And is there any color you can give around margins by segment in Q4? Like, I know you gave the — I think it was 14 — or low to mid 20% range, rather, for Q4, but across the three segments?

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

So, one would expect on the handset side to be lower margin, which we expect to be a little bit bigger proportion in Q4. But consolidated we expected to be low to mid ‘20s.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

I mean, the IPTV and NGN Softswitch should be fine. Broadband will depend on the mix of products. But the main reason for the margin reduction quarter-on-quarter was a greater volume of handsets being sold into Korea and to PCD.

Rob Galtman  - Jefferies & Co. - Analyst

Okay, all right, great. Thanks, guys.

Operator

At this time, there are no further questions. Are there any closing remarks?

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Just like to thank everybody for listening. Obviously, we’re delighted to follow up with you individually. And Barry will be reaching out to you. Thanks again for your support. Appreciate it. Thank you.

Viraj Patel  - UTStarcom Incorporated - Interim CFO, VP, Corporate Controller and CAO

Thank you.

Peter Blackmore  - UTStarcom Incorporated - CEO and President

Let’s close the call, Operator.

Operator

This concludes today’s UTStarcom Q3 2008 earnings conference call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.